Exhibit 4.2

NOVA BIOSOURCE FUELS, INC.,

THE GUARANTORS LISTED HEREIN,

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of March 27, 2008

TO

INDENTURE

Dated as of September 28, 2007

10% CONVERTIBLE SENIOR SECURED NOTES DUE 2012

SUPPLEMENTAL INDENTURE dated as of March 27, 2008 among Nova Biosource Fuels, Inc., a Nevada corporation (including any successors or assigns, the “Company”), Nova Holding Clinton County, LLC and Nova Biofuels Clinton County, LLC, each a Delaware limited liability company, as guarantors, and The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WHEREAS, the Trustee, the Company, Nova Holdings Seneca LLC (for certain limited purposes) and the Guarantors have heretofore executed and delivered that certain Indenture dated as of September 28, 2007 (the “Indenture”), providing for the issuance of 10% Convertible Senior Secured Notes due 2012 (including all 10% Convertible Senior Secured Notes issued in exchange, transfer or replacement thereof, the “Notes”);

WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to them in the Indenture;

WHEREAS, Section 10.01(a) of the Indenture, provides that the Company, the Guarantors and the Trustee may, without the consent of the Holders, amend and supplement the Indenture in order to cure any ambiguity, defect or inconsistency; provided, that such cure will not, in the good faith opinion of the Board of Directors, adversely affect the interests of the Holders in any material respect;

WHEREAS, the Company and each of the Guarantors desire and have requested the Trustee to join with them in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects, as permitted by Section 10.01(a) of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the Board of Directors of the Company and the Boards of Managers of each Guarantor; and

WHEREAS, the Company (i) has delivered to the Trustee simultaneously with the execution of this Supplemental Indenture (a) a resolution of its Board of Directors authorizing the execution of this Supplemental Indenture and (b) the Officers’ Certificate, the Opinion of Counsel and other documents requested by the Trustee as described in Section 8.02 of the Indenture and (ii) has satisfied all other conditions required under the Indenture to enable the Company, the Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for equal and ratable benefit of the Holders, as follows:

ARTICLE 1.
AMENDMENTS TO THE INDENTURE

Section 1.01.                Amendment to Section 5.20.

The Indenture is hereby amended to cure an ambiguity, defect or inconsistency by restating Section 5.20.  Issuance or Sale of Subsidiary Stock in its entirety to read as follows (underlined text denotes the amendment):

“Section 5.20.      Issuance or Sale of Subsidiary Stock.

                The Company shall not, and shall not permit any of its Restricted Subsidiaries to, sell any Capital Stock of a Restricted Subsidiary of the Company, except to the Company or to another wholly owned Subsidiary of the Company, unless the Company and its Restricted Subsidiaries, as the case may be, sell 100% of the Capital Stock of the subject Restricted Subsidiary that they own in accordance with Section 5.10, Section 5.15 and/or Article 6 of this Indenture, as applicable.  In addition, no Restricted Subsidiary of the Company shall issue any Capital Stock, other than to the Company or another Restricted Subsidiary of the Company.”

ARTICLE 2.
MISCELLANEOUS PROVISIONS

Section 2.01.                Indenture.

Except as amended hereby, the Indenture, the Notes and the Guarantees are in all respects ratified and confirmed and all their terms shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture will control.

Section 2.02.                Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD APPLY ANY OTHER LAW.

Section 2.03.                No Adverse Interpretation of Other Agreements.

This Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

Section 2.04.                Successors.

All agreements of the Company in this Supplemental Indenture shall bind its successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.05.                Severability.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.06.                Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.07.                Headings.

The Headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

Executed and delivered as of the date first written above.

NOVA BIOSOURCE FUELS, INC.

By:	/s/ Kenneth T. Hern
Name: Kenneth T. Hern
Title: Chief Executive Officer

NOVA HOLDING CLINTON COUNTY, LLC

By:	/s/ Kenneth T. Hern
Name: Kenneth T. Hern
Title: President

NOVA BIOFUELS CLINTON COUNTY, LLC

By:	/s/ Kenneth T. Hern
Name: Kenneth T. Hern
Title: President

THE BANK OF NEW YORK TRUST COMPANY, N.A., As Trustee

By:	/s/ Mauri J. Cowen
Name: Mauri J. Cowen
Title: Vice President